NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	May 4, 2011

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
Record First Quarter Earnings of $0.93 per Diluted Share
The Grain Division Leads Earning Results

MAUMEE, OHIO, MAY 4, 2011—The Andersons, Inc. (Nasdaq: ANDE), today announced record first quarter net income attributable to the company of $17.3 million, or $0.93 per diluted share, on revenues of $1.0 billion. In the same three month period of 2010, the company reported results of $12.3 million, or $0.66 per diluted share, on $722 million of revenues.

During the quarter, the company re-evaluated its reportable segments. As a result, the Grain & Ethanol Group was separated into two reportable segments, specifically the Grain Division and the Ethanol Division. The company’s investment in Lansing Trade Group is included in the Grain Division. Segment information for earlier periods has been restated for comparability purposes.

Although the Grain Division led the company in first quarter income, the Plant Nutrient Group enjoyed the largest year to year increase in income. Continued good carry in the grain markets, particularly wheat, coupled with improved farm income opportunity created favorable fundamentals for our traditional agricultural businesses in the first quarter. Increased demand for U.S. exports of grains and other agricultural products to feed an ever growing world population along with the U.S. corn based ethanol demand continues to create positive agriculture fundamentals.

The Grain & Ethanol Group reported first quarter operating income of $18.7 million, which was just $2.0 million lower than its year earlier record result of $20.7 million. These results were led by the Grain Division. The division reported record operating income of $15.1 million in the first quarter of 2011, and $12.2 million for the same period of the prior year. The division benefited from continued strong space income and record first quarter earnings from the investment in Lansing Trade Group. Revenues for the Grain Division were $639 million and $402 million for the first quarter of 2011 and 2010, respectively. Revenues increased significantly due to the overall climb in grain prices.

The Ethanol Division earned an operating income of $3.6 million in the first quarter. This compares to $8.5 million earned during the same period of the prior year. The decreased income is the result of a decline in the company’s earnings from the ethanol LLC’s, which have been negatively impacted by lower ethanol margins. Total revenues for the quarter were $132 million. In comparison, the division’s revenues for the same period last year were $119 million.

The Plant Nutrient Group achieved operating income of $5.1 million during the first quarter. In the same three month period of 2010, the group reported $0.7 million of operating income. This improved performance was due entirely to an increase in margin. Volume was virtually unchanged from the prior year. The margin improvement is primarily the result of the lagging effect of price escalation in the second half of 2010. Revenues for the first quarter of 2011 and 2010 were $124 million and $103 million, respectively. Revenues grew due to an increase in the average selling price per ton.

The Rail Group had an operating income of $3.5 million in the first quarter on revenues of $29 million. In the same three month period of 2010, the group earned $1.0 million and revenues were $27 million. This quarter, the group recognized $4.8 million in gains on sales of railcars and related leases, whereas last year $2.6 million was recorded. Gross profit from the leasing business was lower due primarily to lower average lease rates, decreased end of lease income, and increased maintenance expense incurred when preparing cars to return to service. The average utilization rate for the quarter was 82 percent in comparison to 70 percent for the same period last year.

The Turf & Specialty Group earned operating income of $3.3 million on $47 million of revenues during the first quarter. Last year, the group reported $2.7 million of income on $42 million of revenues for the period. Turf products tonnage was up from the prior year, however, margin per ton decreased slightly due to changing product mix.

The Retail Group had an operating loss of $2.7 million during the first quarter on revenues of $31 million. During the same period of the prior year the group had a loss of $2.8 million, and total revenues were $30 million.

In the prior year, the company recorded a one time adjustment to increase income tax expense by $1.5 million, as a result of the Patient Protection and Affordable Care Act, signed into law during the first quarter of 2010. This adjustment had an earnings per share impact of $0.09 on the 2010 first quarter results.

“We are pleased to be able to report record first quarter earnings,” CEO Mike Anderson stated. “The investments made in our agricultural businesses over the last several years, including our investment in Lansing Trade Group, are paying off nicely in this very positive agricultural environment. It is also worth noting that the quarterly operating results for each of our non- agricultural businesses improved over the prior year result as well,” added Mr. Anderson.

The company will host a webcast on Thursday, May 5, 2011 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products, and general merchandise retail. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Income
(Unaudited)(In thousands, except per share data)

	Three months ended
	March 31,
	2011	2010
Sales and merchandising revenues	$1,001,674	$721,998
Cost of sales and merchandising revenues	922,989	663,448

Gross profit	78,685	58,550
Operating, administrative and general expenses	53,707	45,403
Interest expense	7,336	4,635
Other income:
Equity in earnings of affiliates	7,246	9,905
Other income, net	2,306	3,654
Income before income taxes	27,194	22,071
Income tax provision	9,806	9,415

Net income	17,388	12,656
Net (income) loss attributable to the noncontrolling interest	(122)	(391)

Net income attributable to The Andersons, Inc.	$17,266	$12,265

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$0.93	$0.67

Diluted earnings attributable to The Andersons, Inc. common shareholders	$0.93	$0.66

Dividends paid	$0.1100	$0.0875

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31	March 31
(in thousands)	2011	2010	2010

Assets
Current assets:
Cash and cash equivalents	$22,320	$29,219	$74,459
Restricted cash	12,353	12,134	3,336
Accounts receivable, net	220,665	152,227	142,617
Inventories	775,017	647,189	374,893
Commodity derivative assets — current	178,767	246,475	58,197
Other current assets	65,299	51,314	55,049

Total current assets	1,274,421	1,138,558	708,551

Investments and other assets	221,796	223,204	192,993
Commodity derivative assets — noncurrent	12,996	18,113	158
Railcar assets leased to others (net)	169,189	168,483	175,219
Property, plant and equipment (net)	150,262	151,032	132,661
	$1,828,664	$1,699,390	$1,209,582

Liabilities and shareholders’ equity
Current liabilities:
Borrowings on short-term line of credit	$460,000	$241,100	$-
Commodity derivative liabilities — current	67,869	57,621	62,636
Other current liabilities	436,937	538,022	344,400

Total current liabilities	964,806	836,743	407,036

Deferred items and other long-term liabilities	119,432	117,984	91,840
Commodity derivative liabilities	110	3,279	3,190
Long-term debt, less current maturities	263,218	276,825	287,851
Shareholders’ equity	481,098	464,559	419,665
	$1,828,664	$1,699,390	$1,209,582

Segment Data

				Plant	Turf &
First Quarter 2011	Grain	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total
Revenues from external customers	$637,967	$132,748	$28,910	$123,649	$47,270	$31,130	$ —	$1,001,674
Gross Profit	31,292	4,465	7,117	18,084	8,776	8,951	—	78,685
Equity in earnings of affiliates	6,230	1,014	—	2	—	—	—	7,246
Other income, net	580	58	753	125	290	156	344	2,306
Income (loss) before income taxes	15,101	3,693	3,546	5,114	3,278	(2,664)	(874)	27,194
(Income) loss attributable to noncontrolling interest	—	(122)	—	—	—	—	—	(122)
Operating income (loss) (a)	15,101	3,571	3,546	5,114	3,278	(2,664)	(874)	27,072

				Plant	Turf &
First Quarter 2010	Grain	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total
Revenues from external customers	$402,368	$118,521	$26,690	$103,158	$41,633	$29,628	$—	$721,998
Gross Profit	21,158	4,775	4,002	11,996	8,440	8,179	—	58,550
Equity in earnings of	3,059	6,844	—	2	—	—	—	9,905
affiliates
Other income (loss), net	649	24	1,809	331	417	119	305	3,654
Income (loss) before income taxes	12,198	8,909	1,026	719	2,664	(2,827)	(618)	22,071
(Income) loss attributable to noncontrolling interest	—	(391)	—	—	—	—	—	(391)
Operating income (loss) (a)	12,198	8,518	1,026	719	2,664	(2,827)	(618)	21,680

(a)	Operating income (loss), the operating segment measure of profitability, is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported inclusive of net income attributable to the noncontrolling interest.